As filed with the Securities and Exchange Commission on March 2, 2017
Registration No. 333-210299

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
MARINE HARVEST ASA
(Exact name of registrant as specified in its charter)
Norway (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

P.O. Box 4102 Sandviken
5835 Bergen, Norway
Tel: +47 21 56 23 00
(Address of Principal Executive Offices)
Share Option Scheme
(Full title of the plan)
_____________________
C T Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and Address of Agent For Service)

Tel: (212) 894-8940
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

James A. McDonald
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London E14 5DS
United Kingdom
Telephone: +44 207 519 7000
Facsimile: +44 207 519 7070

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-210299) (the "Registration Statement") filed by Marine Harvest ASA, a public limited liability company, or allmennaksjeselskap, under Norwegian law (the "Registrant") with the U.S. Securities and Exchange Commission on March 21, 2016 to register 400,000 of its ordinary shares, nominal value NOK 7.5 per share ("Ordinary Shares") for issuance under its Share Option Scheme.
DEREGISTRATION OF SECURITIES
The Registrant has terminated the offering of Ordinary Shares contemplated by the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statement that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to deregister all Ordinary Shares that were registered under the Registration Statement which remain unissued as of the filing of this Post-Effective Amendment No. 1.

Following effectiveness of this Post-Effective Amendment No. 1, the Registrant intends to file a Form 15F to terminate its duty to file reports under Section 13(d) and 15(d) of the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bergen, Norway on March 2, 2017.*

MARINE HARVEST ASA

By:	/s/ Ivan Vindheim
Name: Ivan Vindheim
Title: Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.